Exhibit 99.1

News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

-- Sales Performance Continues to Outperform The Industry --

-- Quarterly Gross Margins of 15.4% Increased 100 Basis Points Over Prior Year --

-- Strong Improvements in YTD Operating Cash Flow, Up 245% Over Prior Year --

-- Quarterly Diluted EPS of $0.68 Compares to $0.69 Last Year --

FOREST CITY, IOWA, March 25, 2019 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's second quarter Fiscal 2019.

Second Quarter Fiscal 2019 Results
Revenues for the Fiscal 2019 second quarter ended February 23, 2019, were $432.7 million, a decrease of 7.6% compared to $468.4 million for the Fiscal 2018 period. Gross profit was $66.4 million, a decrease of 1.8% compared to $67.7 million for the Fiscal 2018 period. Gross profit margin increased 100 basis points in the quarter, driven by revenue mix, pricing and Motorhome segment operational improvements, partially offset by inflationary cost pressures and heightened dealer incentives. Operating income was $28.9 million for the quarter, a decrease of 18.0% compared to $35.3 million in the second quarter of last year, driven primarily by the decline in RV unit sales. Fiscal 2019 second quarter net income was $21.6 million, a decrease of 2.2% compared to $22.1 million in the same period last year. Earnings per diluted share were $0.68, a decrease of 1.4% compared to earnings per diluted share of $0.69 in the same period last year. Net Income and earnings per share were favorably impacted by discrete tax items totaling $2.5 million, or $0.08. Consolidated Adjusted EBITDA was $34.5 million for the quarter, compared to $39.4 million last year, a decrease of 12.4%.

President and Chief Executive Officer Michael Happe commented, “Our solid consolidated second quarter results represent the growing strength of our brands in the marketplace. We continued to make progress advancing our competitive position, gaining market share and increasing the overall appeal of our products with customers, despite challenging macro conditions within the RV industry as dealers continued to reduce their overall inventory levels in the quarter. Although Company sales decreased modestly, we continued to materially outpace the industry and expand our year-over-year margins, primarily due to the improved product vitality and profitability of our Motorhome segment and the continued strength and momentum of our Towables segment. Our Chris-Craft business also continues to grow and establish a presence for our enterprise in the growing marine industry. We continue to remain confident in the potential of our multi-branded lineup and the opportunities we have to further leverage our strong position and outperform the markets in which we compete. I want to thank all of our Winnebago Industries employees for their hard work during the quarter and for helping to transform our Company into the trusted leader in outdoor lifestyle solutions.”

Motorhome
In the second quarter, revenues for the Motorhome segment were $164.7 million, down 17.3% from the prior year driven primarily by a decrease in Class A and Class C unit sales, partially offset by an increase in Class B unit sales. Segment Adjusted

EBITDA was $4.4 million, down 23.4% from the prior year. Adjusted EBITDA margin decreased 30 basis points, driven primarily by the decline in sales, and further impacted by investments in SG&A, partially offset by favorable product mix. Backlog decreased 38.6%, in dollars, versus the prior year, reflecting dealers continuing to right-size inventory levels and prior year Class B new product order timing.

Towable
Revenues for the Towable segment were $250.7 million for the second quarter, down 5.9% from the prior year, driven by dealer network efforts to reduce inventory levels and comparing against very strong shipments in the prior year, partially offset by pricing. Segment Adjusted EBITDA was $33.6 million, down 7.3% from the prior year. Adjusted EBITDA margin of 13.4% decreased 20 basis points, reflecting pricing actions taken during the last twelve months which did not fully recover increases to cost inputs. Backlog levels remained strong at over 8,000 units but declined 5.7%, in dollars, versus the prior year, reflecting the positive impact of utilizing additional capacity added during calendar 2018 and dealers continuing to right-size inventory levels.

Tax
Our effective tax rate for the second quarter was 12.8%, driven lower primarily by favorable discrete items. These discrete items, totaling $2.5 million, were primarily related to R&D tax credits and had an $0.08 impact to earnings per share. Considering our first quarter tax provision and the second quarter favorable discrete items, as well as our current ongoing tax rate assumptions for the remainder of the year, we expect our full year fiscal 2019 tax rate to be approximately 22%. Under the current tax code, our ongoing tax rate in fiscal 2020 and beyond is expected to be in the range of 23% to 24%.

Balance Sheet and Cash Flow
As of February 23, 2019, the Company had total outstanding debt of $276.9 million ($283.3 million of debt, net of debt issuance costs of $6.4 million) and working capital of $175.3 million. The debt-to-equity ratio decreased to 48.5% from 54.5% as of August 25, 2018, and the ratio of net debt to Adjusted EBITDA was 1.6x as of the end of the quarter. Cash flow from operations was $51.9 million for the first six months of Fiscal 2019, an increase of $36.9 million from the same period in Fiscal 2018.

Quarterly Cash Dividend
On March 8, 2019, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share payable on April 17, 2019, to common stockholders of record at the close of business on April 3, 2019.

Mr. Happe continued, “As we move into the second half of Fiscal 2019, Winnebago Industries is positioned within the outdoor lifestyle market to drive consolidated share growth and long-term value for shareholders. While the RV industry has been challenged over the past 6 months, we believe the wholesale shipment and retail sales equation will approach a new equilibrium during our fiscal Q3. We are well positioned to capitalize on the upcoming retail season across all of our brands. As demonstrated by the strong showing of our new product launches at the recent RVX show, including the new Class B Winnebago Boldt; the Class C Winnebago View; the Grand Design Transcend XPlor travel trailer and our award-winning Winnebago All-Electric Specialty Vehicle, we continue to expect our prospects to remain strong and result in continued share gains. Our efforts to strengthen and expand our core RV business as well as diversify into new, profitable markets, demonstrated by our entrance into the marine industry with the integration of Chris-Craft, have created significant momentum that we aspire to build on through the second half of Fiscal 2019. The Chris-Craft team has had a strong start to Calendar Year 2019 via the introduction of several new models and positive results at the retail shows across the country.”

Conference Call
Winnebago Industries, Inc. will discuss second quarter Fiscal 2019 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products, and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota, and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	February 23, 2019		February 24, 2018
Net revenues	$432,690	100.0%	$468,359	100.0%
Cost of goods sold	366,261	84.6%	400,698	85.6%
Gross profit	66,429	15.4%	67,661	14.4%
Selling, general, and administrative expenses	35,259	8.1%	30,477	6.5%
Amortization of intangible assets	2,267	0.5%	1,933	0.4%
Total operating expenses	37,526	8.7%	32,410	6.9%
Operating income	28,903	6.7%	35,251	7.5%
Interest expense	4,346	1.0%	4,918	1.1%
Non-operating (income) expense	(207)	—%	11	—%
Income before income taxes	24,764	5.7%	30,322	6.5%
Provision for income taxes	3,166	0.7%	8,234	1.8%
Net income	$21,598	5.0%	$22,088	4.7%

Income per common share:
Basic	$0.68		$0.70
Diluted	$0.68		$0.69
Weighted average common shares outstanding:
Basic	31,577		31,654
Diluted	31,724		31,854

	Six Months Ended
	February 23, 2019		February 24, 2018
Net revenues	$926,338	100.0%	$918,380	100.0%
Cost of goods sold	788,913	85.2%	787,888	85.8%
Gross profit	137,425	14.8%	130,492	14.2%
Selling, general, and administrative expenses	70,971	7.7%	60,077	6.5%
Amortization of intangible assets	4,926	0.5%	3,988	0.4%
Total operating expenses	75,897	8.2%	64,065	7.0%
Operating income	61,528	6.6%	66,427	7.2%
Interest expense	8,847	1.0%	9,699	1.1%
Non-operating income	(970)	(0.1)%	(112)	—%
Income before income taxes	53,651	5.8%	56,840	6.2%
Provision for income taxes	9,892	1.1%	16,794	1.8%
Net income	$43,759	4.7%	$40,046	4.4%

Income per common share:
Basic	$1.39		$1.27
Diluted	$1.38		$1.26
Weighted average common shares outstanding:
Basic	31,572		31,634
Diluted	31,755		31,852
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 23, 2019	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$3,017	$2,342
Receivables, net	179,940	164,585
Inventories, net	189,611	195,128
Prepaid expenses and other assets	15,217	9,883
Total current assets	387,785	371,938
Property, plant, and equipment, net	117,761	101,193
Other assets:
Goodwill	275,072	274,370
Other intangible assets, net	260,791	265,717
Investment in life insurance	26,963	28,297
Other assets	9,764	10,290
Total assets	$1,078,136	$1,051,805

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$92,592	$81,039
Income taxes payable	472	15,655
Accrued expenses	116,703	107,491
Current maturities of long-term debt	2,750	—
Total current liabilities	212,517	204,185
Non-current liabilities:
Long-term debt, less current maturities	274,168	291,441
Deferred income taxes	4,595	4,457
Unrecognized tax benefits	1,712	1,745
Deferred compensation benefits, net of current portion	14,228	15,282
Other	250	250
Total non-current liabilities	294,953	313,175
Stockholders' equity	570,666	534,445
Total liabilities and stockholders' equity	$1,078,136	$1,051,805

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended
	February 23, 2019	February 24, 2018
Operating activities:
Net income	$43,759	$40,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,268	4,328
Amortization of intangible assets	4,926	3,988
Amortization of debt issuance costs	790	826
Last in, first-out expense	1,029	598
Stock-based compensation	4,605	3,553
Deferred income taxes	346	2,080
Other, net	(170)	80
Change in assets and liabilities:
Receivables	(15,355)	(33,017)
Inventories	4,488	(36,379)
Prepaid expenses and other assets	(4,926)	1,921
Accounts payable	11,992	20,542
Income taxes and unrecognized tax benefits	(15,216)	(4,510)
Accrued expenses and other liabilities	9,402	10,989
Net cash provided by operating activities	51,938	15,045

Investing activities:
Purchases of property and equipment	(23,366)	(11,675)
Acquisition of business, net of cash acquired	(702)	—
Proceeds from the sale of property	32	299
Other, net	1,012	(18)
Net cash used in investing activities	(23,024)	(11,394)

Financing activities:
Borrowings on credit agreement	218,720	19,700
Repayments of credit agreement	(233,922)	(24,000)
Payments of cash dividends	(6,713)	(6,375)
Payments for repurchases of common stock	(6,620)	(1,478)
Other, net	296	—
Net cash used in financing activities	(28,239)	(12,153)

Net increase (decrease) in cash and cash equivalents	675	(8,502)
Cash and cash equivalents at beginning of year	2,342	35,945
Cash and cash equivalents at end of year	$3,017	$27,443

Supplement cash flow disclosure:
Income taxes paid, net	$30,262	$19,290
Interest paid	$7,469	$8,906
Non-cash transactions:
Capital expenditures in accounts payable	$259	$1,012

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
	February 23, 2019	% of Revenues	February 24, 2018	% of Revenues	$ Change	% Change
Net revenues	$164,662		$199,081		$(34,419)	(17.3)%
Adjusted EBITDA	4,359	2.6%	5,687	2.9%	(1,328)	(23.4)%

	Three Months Ended
Unit deliveries	February 23, 2019	Product Mix(1)	February 24, 2018	Product Mix(1)	Unit Change	% Change
Class A	529	29.0%	881	39.9%	(352)	(40.0)%
Class B	613	33.6%	411	18.6%	202	49.1%
Class C	683	37.4%	918	41.5%	(235)	(25.6)%
Total motorhomes	1,825	100.0%	2,210	100.0%	(385)	(17.4)%

	Six Months Ended
	February 23, 2019	% of Revenues	February 24, 2018	% of Revenues	$ Change	% Change
Net revenues	$345,990		$387,278		$(41,288)	(10.7)%
Adjusted EBITDA	16,335	4.7%	10,587	2.7%	5,748	54.3%

	Six Months Ended
Unit deliveries	February 23, 2019	Product Mix(1)	February 24, 2018	Product Mix(1)	Unit Change	% Change
Class A	951	26.1%	1,604	37.9%	(653)	(40.7)%
Class B	1,332	36.6%	781	18.5%	551	70.6%
Class C	1,361	37.3%	1,844	43.6%	(483)	(26.2)%
Total motorhomes	3,644	100.0%	4,229	100.0%	(585)	(13.8)%

	February 23, 2019		February 24, 2018		Change	% Change
Backlog(2)
Units	1,882		3,053		(1,171)	(38.4)%
Dollars	$169,581		$276,231		$(106,650)	(38.6)%
Dealer Inventory
Units	4,812		4,827		(15)	(0.3)%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
	February 23, 2019	% of Revenues	February 24, 2018	% of Revenues	$ Change	% Change
Net revenues	$250,691		$266,358		$(15,667)	(5.9)%
Adjusted EBITDA	33,638	13.4%	36,296	13.6%	(2,658)	(7.3)%

	Three Months Ended
Unit deliveries	February 23, 2019	Product Mix(1)	February 24, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	4,543	59.8%	5,083	59.9%	(540)	(10.6)%
Fifth wheel	3,053	40.2%	3,398	40.1%	(345)	(10.2)%
Total towables	7,596	100.0%	8,481	100.0%	(885)	(10.4)%

	Six Months Ended
	February 23, 2019	% of Revenues	February 24, 2018	% of Revenues	$ Change	% Change
Net revenues	$543,524		$526,023		$17,501	3.3%
Adjusted EBITDA	64,466	11.9%	69,688	13.2%	(5,222)	(7.5)%

	Six Months Ended
Unit deliveries	February 23, 2019	Product Mix(1)	February 24, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	10,379	61.1%	10,432	60.8%	(53)	(0.5)%
Fifth wheel	6,602	38.9%	6,725	39.2%	(123)	(1.8)%
Total towables	16,981	100.0%	17,157	100.0%	(176)	(1.0)%

	February 23, 2019		February 24, 2018		Change	% Change
Backlog(2)
Units	8,002		9,342		(1,340)	(14.3)%
Dollars	$285,391		$302,630		$(17,239)	(5.7)%
Dealer Inventory
Units	19,141		15,728		3,413	21.7%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
(in thousands)	February 23, 2019	February 24, 2018	February 23, 2019	February 24, 2018
Net income	$21,598	$22,088	$43,759	$40,046
Interest expense	4,346	4,918	8,847	9,699
Provision for income taxes	3,166	8,234	9,892	16,794
Depreciation	3,099	2,198	6,268	4,328
Amortization of intangible assets	2,267	1,933	4,926	3,988
EBITDA	34,476	39,371	73,692	74,855
Acquisition-related costs	—	—	—	50
Restructuring expenses	219	—	219	—
Non-operating (income) expense	(207)	11	(970)	(112)
Adjusted EBITDA	$34,488	$39,382	$72,941	$74,793

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted EBITDA provides meaningful supplemental information about our operating performance because this measure excludes amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include costs related to acquisitions and non-operating income. These types of adjustments are also specified in the definition of certain measures required under the terms of our Credit Agreement.

Management uses these non-GAAP financial measures (a) to evaluate its historical and prospective financial performance and trends as well as its performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of its board of directors to enable its board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of its Credit Agreement. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.